EXHIBIT 23.2

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

April 16, 2018

TOTAL S.A.

2, place Jean Millier

La Défense 6

92400 Courbevoie

France

Ladies and Gentlemen:

We hereby consent to the reference to DeGolyer and MacNaughton under the heading “Experts” in the Registration Statement on Form F-3 and the incorporation by reference therein of our third-party letter report dated January 19, 2018, concerning our estimates of the net proved oil, condensate, and gas reserves, as of December 31, 2017, of certain properties owned by PAO Novatek, which is included as Exhibit 15.3 to the TOTAL S.A. Annual Report on Form 20-F for the year ended December 31, 2017.

Very truly yours,

/s/ DeGolyer and MacNaughton
DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716